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                                                                  Exhibit 20.2


PRESS RELEASE

SOURCE: BiznessOnline.com

BIZNESSONLINE.COM ANNOUNCES DEBT AND
EQUITY RESTRUCTURING WITH MCG FINANCE CORPORATION

WALL, N.J.--(BUSINESS WIRE)--Jan. 7, 2002--BiznessOnline.com, Inc. (OTC BB:
BIZZ - news) announced that its senior lender MCG Capital Corporation (NASDAQ: MCGC - news) has converted $5 million of BiznessOnline.com's outstanding debt into a new series of Senior Preferred Stock of the company and increased BiznessOnline.com's line of credit by an additional $750,000.

MCG has also restructured the remaining debt to provide enhanced liquidity and delay the commencement of principal payments until May 2003.

Mark E. Munro, CEO of BiznessOnline.com commented, "We are pleased that MCG has demonstrated their commitment to our business model and to our future prospects. This restructuring will allow us to focus on strengthening our business through customer acquisition and retention while we continue to explore other strategic alternatives for the company. Our customers, vendors, employees and shareholders should be pleased by MCG's conversion and additional capital infusion."

Steven Tunney, President of MCG said, "MCG is committed to supporting BiznessOnline.com through these difficult times in the capital markets. We believe that this restructuring will allow the company to focus its efforts on providing high value services to its customers."

BiznessOnline.com

BiznessOnline.com is one of the Northeast's leading integrated communications providers, and offers customers co-location, e-commerce development, Web design and hosting services, high-speed Internet access and local/long distance telco services. Committed to satisfying the increasing Web and telecommunications needs of businesses, BiznessOnline.com provides bundled, advanced IP and essential telco services. Customers' secure broadband and Internet connections are served via BiznessOnline.com's state-of-the-art Internet Data Centers and fault-tolerant, fiber-optic backbone network, and are supported by the Company's 24x7 customer care and network monitoring. The Company can be found on the World Wide Web at www.biznessonline.com. MCG Finance can be found at www.mcgcapital.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including but not limited to risks inherent to the Company's ability to retain and grow its customer base and consummate a merger, sale or other strategic transaction, the ability to repay its senior debt, market demand for the Company's services and other factors affecting the highly competitive and volatile telecommunications and Internet industry. Please refer to BiznessOnline.com's reports from time to time filed with the Securities and Exchange Commission, including the Company's Form 10-K filed on April 2, 2001 and the Company's Form 10-Q filed on November 14, 2001, for a further discussion of risk factors that may affect the Company's operating and financial results. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

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CONTACT:

     BiznessOnline.com
     Mark E. Munro, CEO
     Daniel J. Sullivan, CFO
     732/280-6408